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                                                 Filed Pursuant to Rule 424(b)3
                                                 Registration No. 33-54230

PROSPECTUS SUPPLEMENT                                    Dated November 30, 1998


                          DISPLAY TECHNOLOGIES, INC.

                SIXTH SUPPLEMENT TO JANUARY 6, 1994 PROSPECTUS

     On January 13, 1994, Display Technologies, Inc. (fka La-Man Corporation), a Nevada corporation (the "Company"), completed an underwritten public offering (the "1994 Offering") of 310,000 Units ("Unit" or "Units") of the Company's securities, each Unit consisting of two shares of Common Stock, par value $.001 per share ("Common Stock"), of the Company and two Redeemable Common Stock Purchase Warrants ("Redeemable Warrants"). Each Redeemable Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $4.536 per share, subject to adjustment, for a period from January 6, 1994, the date on which the Company's Registration Statement on Form S-1 covering the Units was declared effective by the Securities and Exchange Commission (the "Commission"), through December 31, 1998. On November 14, 1995, the Company's Post-Effective Amendment No. 6 to such Registration Statement was declared effective by the Commission, which amendment converted such Registration Statement from Form S-1 to Form S-3 and included a Prospectus Supplement updating and supplementing the January 6, 1994 Prospectus ("1994 Prospectus") covering the Units sold in the 1994 Offering. The securities of the Company included in the Registration Statement are comprised of: (a) 620,000 shares of Common Stock included in the Units; (b) 620,000 Redeemable Warrants included in the Units; (c) 620,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants; (d) 150,000 previously issued Series SD Common Stock Purchase Warrants ("SD Warrants") by the holders thereof; and (e) 150,000 shares of Common Stock issuable upon exercise of the Registered SD Warrants. In November 1994, the Company purchased from All Pro Marketing, Inc. for $2,500.00 (or $.05 per warrant), and retired, 50,000 of such registered SD Warrants.

     The information contained in this Prospectus Supplement further supplements the 1994 Prospectus (which, as supplemented by the November 14, 1995, December 18, 1995, January 7, 1997, June 4, 1997 and March 20, 1998 supplements, is hereinafter referred to as the "Prospectus") as follows. Unless the context otherwise requires, capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus:

          (a) The information contained in the Prospectus under "DESCRIPTION OF SECURITIES" is supplemented by the information contained herein under "DESCRIPTION OF SECURITIES."

     The Company's Common Stock is quoted on the NASDAQ Small Cap Market under the trading symbol "DTEK" but is not traded on any exchange. The high and low bid prices for the Common Stock on November 23, 1998 were $5.34 and $5.13, based on quotes supplied by the NASDAQ Small Cap Market to the National Quotation Bureau, Inc. and reported to the Company by the National Quotation Bureau, Inc. Such market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. The Redeemable Warrants have not been actively traded, and thus no quoted trading prices of the Redeemable Warrants are available.

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 30, 1998.
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      NO DEALER, SALESPERSON OR OTHER PERSON IS
      AUTHORIZED TO GIVE ANY INFORMATION OR TO
      MAKE ANY REPRESENTATION NOT CONTAINED IN
      THIS PROSPECTUS SUPPLEMENT AND ANY
      INFORMATION OR REPRESENTATION NOT CONTAINED
      HEREIN MUST NOT BE RELIED UPON AS HAVING
      BEEN AUTHORIZED BY THE COMPANY.  THIS
      PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE
      AN OFFER OF ANY SECURITIES OTHER THAN THE
      REGISTERED SECURITIES TO WHICH IT RELATES
      OR AN OFFER TO ANY PERSON IN ANY
      JURISDICTION WHERE SUCH OFFER WOULD BE
      UNLAWFUL.  NEITHER THE DELIVERY OF THIS
      PROSPECTUS SUPPLEMENT NOR ANY SALES MADE
      HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,
      CREATE ANY IMPLICATION THAT THE INFORMATION
      HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT
      TO THE DATE HEREOF OR THAT THERE HAS BEEN
      NO CHANGE IN THE AFFAIRS OF THE COMPANY
      SINCE SUCH DATE.


                 TABLE OF CONTENTS

Sixth Supplement to January 6, 1994 Prospectus....  1
Available Information.............................  2
Incorporation By Reference........................  2
Selected Information..............................  3
Modification of Redeemable Warrants...............  3
Description of Securities.........................  3
Experts...........................................  5

=====================================================

                   310,000 UNITS

               EACH UNIT CONSISTING OF
           TWO SHARES OF COMMON STOCK AND
             TWO REDEEMABLE COMMON STOCK
                 PURCHASE WARRANTS

                     DISPLAY
                TECHNOLOGIES, INC.



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                PROSPECTUS SUPPLEMENT
             ---------------------------


              DISPLAY TECHNOLOGIES, INC.
                5029 Edgewater Drive
               Orlando, Florida 32810
                  (407) 521-7477


                  NOVEMBER 30, 1998


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                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Post-Effective Amendment No. 7 on Form S-3 to the Company's previously filed Registration Statement under the Securities Act with respect to the securities offered hereby, which was converted from Form S-1 to Form S-3 pursuant to the filing of Post-Effective Amendment No. 6 thereto (which became effective November 14, 1995) and which also supplemented the 1994 Prospectus filed as part of such earlier Registration Statement. This Prospectus Supplement omits certain information included in the Registration Statement. For further information about the Company and its securities, reference is made to the Registration Statement and to the exhibits filed as a part thereof or otherwise incorporated therein. Each summary in this Prospectus Supplement of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by this reference to such information or exhibit.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Commission. Such reports, proxy and information statements, and any other information filed by the Company with the Commission can be inspected at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                          INCORPORATION BY REFERENCE

     The following documents filed or to be filed with the Commission by the Company are incorporated herein by reference: (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998 ("1998 Annual Report") including the portions of the Company's proxy statement dated September 15, 1998 ("1998 Proxy Statement") incorporated by reference in the 1998 Annual Report;
(b) the Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1998; and (c) all documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, which documents shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing such documents.

     Documents incorporated in this Prospectus Supplement by reference are or will be available for inspection and copying at the locations identified in "AVAILABLE INFORMATION." The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus Supplement is delivered, upon written or oral request of such person, a copy of any and all information incorporated by reference in this Prospectus Supplement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference in the information that this Prospectus Supplement incorporates). Such request should be directed to Todd D. Thrasher, Vice President, Treasurer and Chief Financial Officer, Display Technologies, Inc., Edgewater Drive, Orlando, Florida 32810, telephone (407) 521-7477.

     ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS PROSPECTUS SUPPLEMENT TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS PROSPECTUS SUPPLEMENT (OR IN ANY DOCUMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SUBSEQUENT TO THE DATE OF THIS PROSPECTUS SUPPLEMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN) MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS SUPPLEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT,

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NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS
BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED
IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT.

                             SELECTED INFORMATION

     The following information is presented herein solely to furnish limited introductory information regarding the Company, and has been selected from, or is based on, detailed financial and other information contained in the 1998 Annual Report, including the portions of the 1998 Proxy Statement, and other documents incorporated by reference herein, is qualified in its entirety by reference thereto and, therefore, should be read together with such financial and other information.

                      MODIFICATION OF REDEEMABLE WARRANTS

     Pursuant to a Warrant Agreement dated January 6, 1994, as amended by amendments dated as of December 8, 1995, January 10, 1997, May 27, 1997, March 20, 1998 and November 4, 1998 ("Warrant Agreement"), between the Company and Continental Stock Transfer & Trust Company ("Continental"), Continental acts as Warrant Agent (the "Warrant Agent") with respect to the Redeemable Warrants. Effective November 4, 1998, the Company and the Warrant Agent entered into an amendment to the Warrant Agreement reflecting the extension of the expiration date of the Redeemable Warrants to June 30, 1999. Additionally, pursuant to a 5% stock dividend paid November 30, 1998 to holders of the Company's Common Stock on November 16, 1998 (the "1998 Stock Dividend"), the exercise price of the Redeemable Warrants was decreased to $4.32. For a more detailed discussion of the terms of exercise of Redeemable Warrants and the Company's redemption rights, see "DESCRIPTION OF SECURITIES--Redeemable Warrants," below.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share, of which 5,225,248 shares are issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters that may be voted upon by the owners thereof at meetings of the stockholders. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor when, as, and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription, or conversion rights, or redemption or sinking funds provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

     At their October 29, 1998 annual meeting, the shareholders of the Company approved Restated Articles of Incorporation (the "Restated Articles") which, among other things, changed the Company's corporate name from La-Man Corporation to Display Technologies, Inc. and authorized the issuance of a new class of up to 50,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). Shares of Preferred Stock may be issued from time to time in one or more series and for such consideration as the Board of Directors of the Company may determine. The Board of Directors is authorized, subject to limitations prescribed by law, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions applicable to such series of Preferred Stock, including without limitation dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption, redemption prices and liquidation preferences to the fullest extent permitted by the Nevada General Corporation Law. The creation and issuance of a series of Preferred Stock could under certain

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circumstances render more difficult or discourage a change in control of the
Company. Also, the Company's October 29, 1998 Amended and Restated Bylaws prohibit certain changes to such Bylaws unless such changes are approved by the affirmative vote of holders of at least 66 2/3% and, in certain cases 80%, of the combined voting power of the then outstanding shares of the Company's stock entitled to vote generally at elections of directors voting together as a single class, and at least a like percentage of each class, series and issuance of combined voting power of the then outstanding shares of the Company's stock entitled to vote generally at elections of directors voting separately as a class, series and issuances. These bylaw provisions, if enforceable, also could under certain circumstances render more difficult or discourage a change in control of the Company. Also, certain material agreements to which the Company is a party could have the effect of delaying, deferring or preventing such a Change in Control. See "RISK FACTORS - Effect of Change in Control."

REDEEMABLE WARRANTS

     The 620,000 Redeemable Warrants were issued pursuant to the Warrant Agreement, which was amended effective December 8, 1995 to reflect certain modifications by the Company of the expiration date, exercise price and redemption price, and further amended effective January 7, 1997 to further extend the expiration date of the Warrants. The Warrant Agreement was further amended on May 27, 1997, March 20, 1998 and November 4, 1998 to further extend the expiration date. See "MODIFICATION OF REDEEMABLE WARRANTS" above. The Redeemable Warrants are evidenced by warrant certificates in registered form.

     Each Redeemable Warrant entities the registered holder to purchase one share of Common Stock at an exercise price, subject to adjustment, of $4.32 per share at any time until the close of business on June 30, 1999, subject to earlier redemption as follows: If the fair market value (the last reported sale price) of the Common Stock for any period of 20 consecutive business days (or such other period to which the Underwriter may consent), ending within 15 days of the notice of redemption, shall exceed $5.53, then upon at least 30 days' prior written notice, the Company will be able to call all (but not less than all) of the Redeemable Warrants for redemption at a price of $.07 per Redeemable Warrant. The warrants underlying the Mathews & Holmquist Option are not subject to redemption and are exercisable by the holder thereof at an exercise price per share of $4.68.

     The exercise price of the Redeemable Warrants was initially determined by negotiation between the Company and the Underwriter and was subsequently adjusted to the current exercise price of $4.32 as the result of the 1998 Stock Dividend. The exercise price should not be construed to be predictive or to imply that any price increases will occur in the Company's securities. The exercise price of the Redeemable Warrants and the number and kind of Common Stock or other securities to be obtained upon exercise of the Redeemable Warrants are subject to further adjustment in certain circumstances including a stock split, stock dividend, subdivision, combination or recapitalization of, the Common Stock or the sale of Common Stock at less than the market price of the Common Stock. Additionally, a further adjustment would be made upon the sale of all or substantially all of the assets of the Company so as to enable holders of Redeemable Warrants to purchase the kind and the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Redeemable Warrants. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the Redeemable Warrants.

     The Redeemable Warrants do not confer upon the holder any voting or any other rights of a shareholder of the Company. Upon notice to the Redeemable Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Redeemable Warrants, subject to compliance with Rule 13e-4 under the Exchange Act.

     The Redeemable Warrants may be exercised upon surrender of the Redeemable Warrant certificate on or prior to the June 30, 1999 extended expiration date (or earlier redemption date) of such Redeemable Warrants at the offices of the Warrant Agent, with the form of "Election to Purchase" as set forth on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by official bank

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or certified check or money order payable to the order of the Company) for the number of Redeemable Warrants being exercised.

REGISTRATION RIGHTS

     The Unit Purchase Option issued to the Underwriter includes demand and piggyback registration rights with respect to the Unit Purchase Option and the securities underlying the Unit Purchase Option for a period of four years, commencing January 6, 1995. In connection with the financing of the acquisition of Electronic Sign Corporation, La-Man issued to Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth & Income Trust PLC an aggregate of 3,500,000 of the Company's 8.75% Convertible Debentures due March 2, 2005 (the "Convertible Debentures"). The Convertible Debentures are convertible at any time, in multiples of $100,000 into newly issued shares of Common Stock at the conversion price of $4.52 per share, subject to customary anti-dilution adjustments. The Convertible Loan Agreement between the Company and the lenders pursuant to which the Convertible Debentures were issued grants the lenders demand and piggyback registration rights with respect to 773,684 shares of Common Stock underlying the Convertible Debentures, 243,056 shares of common Stock and 210,000 shares of Common Stock underlying purchase warrants issued as part of the financing, and also obligates the Company to file a shelf registration covering all such shares prior to March 1, 1999. As part of the merger consideration paid to certain former shareholders of Electronic Sign Corporation, the Company issued to such shareholders a total of 850,500 shares of Common Stock and granted the shareholders piggyback registration rights with respect to such shares. Also, the Management Employment Agreements grant certain demand and piggyback registration rights to the director-employees who are parties to such agreements in the event their employment is terminated other than for cause following a "Change of Control" as defined in the such
agreements.   See "RISK FACTORS - Effect of Change of Control."  Any exercise of such registration rights may result in dilution in the interest of the Company's shareholders, hinder efforts by the Company to arrange future financing, and/or have an adverse effect on the market price of the Company's Common Stock and outstanding warrants. The foregoing share numbers and conversion price have been adjusted for the 1998 Stock Dividend.

                                    EXPERTS

     The financial statements incorporated by reference in this Prospectus Supplement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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